Ceramics Process Systems Corporation
Grant Bennett
President
111 South Worcester Street
Chartley, MA 02712
Telephone: (508) 222-0614 ext 18
Fax: (508) 222-0220
Web Site: www.alsic.com

CERAMICS PROCESS SYSTEMS ANNOUNCES THIRD QUARTER 2006 RESULTS

Chartley, Massachusetts, November 3, 2006. Ceramics Process Systems Corporation (CPS) (OTC Bulletin Board: CPSX) today announced net income of $298 thousand or $0.02 per basic and diluted common share on revenue of $2.9 million for the fiscal quarter ended September 30, 2006. This compares with net income of $10 thousand, or $0.00 per basic and diluted common share on revenue of $1.8 million for the fiscal quarter ended September 24, 2005.

Grant Bennett, President, said: "Q3 2006 was another record quarter in terms of revenue and is our sixth consecutive quarter of increasing revenues. Q3 2006 revenues increased 64% from the same period a year ago. The increase in revenues came from higher demand for existing products as well as initial demand for new products. Demand increased for flip-chip heat spreaders, motor controller baseplates, and wireless basestation components compared to the same period a year ago. Several major customers provide rolling 12-month forecasts; these forecasts suggest demand should continue at present or possibly higher levels for at least the next four quarters although there is no guarantee this will be the case."

"We are particularly pleased that AlSiC has transitioned in the product life cycle from the early adopter to the mainstream market stage in the flip-chip heat spreader and motor controller markets. Our primary focus is on further penetrating these markets on a world-wide basis; both markets are growing and we expect they will continue to grow for the foreseeable future. The hybrid automobile represents a potentially very large new application for motor controllers and we are actively pursuing this application by providing AlSiC baseplate prototypes to several suppliers of hybrid subsystems," said Bennett.

"Looking longer term, we actively seek additional new end markets for AlSiC and AlSiC-related products on an on-going basis. Consequently, we maintain a portfolio of potential new opportunities. In Q3 2006 there were positive developments of significance in three of these potential new end markets. One of these three potential new markets is robotic structural components. We are pleased that our initial product in this market entered recurring production in Q3; we expect additional products to enter recurring production in Q4 2006 and in 2007. We believe we will be successful in penetrating new end markets, and that these opportunities will generate growth longer term," said Bennett.

CPS develops, manufactures and markets advanced metal-matrix composites for the electronics, robotics and other industries.

This release may contain forward-looking statements as that term is defined in the Private Securities Reform Act of 1995. Various factors could cause actual results to differ materially from those projected in such statements. These factors include, but are not limited to, fluctuations in customer demand and changing general economic or business conditions in 2006, or a downturn in the electronics industry.
CERAMICS PROCESS SYSTEMS CORPORATION
(CPS) (OTC Bulletin Board: CPSX)

	Quarters Ended
	September 30,	September 24,
	2006	2005

Revenues	$2,925,694	$1,788,749

Net Income	$298,059	$9,839

Basic earnings per basic share	$0.02	$0.00

Weighted average basic shares	12,521,959	12,318,956

Diluted earnings per diluted share	$0.02	$0.00

Weighted average diluted shares	13,151,877	12,997,544

	Nine-month Periods Ended
	September 30,	September 24,
	2006	2005

Revenues	$8,060,538	$5,003,501

Net Income	$685,737	$58,425

Basic earnings per basic share	$0.06	$0.00

Weighted average basic shares	12,456,385	12,301,791

Diluted earnings per diluted share	$0.05	$0.00

Weighted average diluted shares	13, 054,167	12,781,043